Exhibit 10.3

April 23, 2008

Mr. Robert Hines

340 East Randolph

Unit 3903

Chicago, IL 60601

Dear Rob:

On behalf of Heidrick & Struggles, Inc. (“HSII” or the “Company”), I am pleased to confirm the new terms of your employment arrangement in this letter agreement (the “Agreement”). All amounts in this Agreement are denominated in U.S. dollars.

1.	Effective Date: The new terms of employment are effective as of January 1, 2008.

2.	Title: You will serve as Chief Operating Officer, Americas (“COO, Americas”) and Managing Partner, Americas West, Central and Southeast (“MP, Americas”).

3.	Location: You will be transferring from the Toronto office to the Chicago Corporate office.

4.	Base Salary: You will receive a monthly salary of $35,416.67 (which is equivalent to $425,000.00 annually) payable at the end of each month.

5.	Target Bonus: You will participate in the Company’s management incentive plan. Your target bonus will be 100% of your base salary. Your 2008 bonus will be payable in cash on or before March 31, 2009 with 15% of the bonus amount deferred and vesting ratably over a three year period. Bonuses earned and payable beyond 2009 will be payable per the Company’s policy at that time. All bonuses are discretionary and are not earned until approved by the HSII Human Resources and Compensation Committee of the Board of Directors (“HRCC”). Bonuses are only payable if you are employed by the Company on the date such bonus is paid.

6.	Equity: You will be eligible to receive a Restricted Stock Unit (“RSU”) award with a value of $425,000.00 on March 31, 2008 (or on the Company’s next published equity grant date in the event this Agreement is executed by you after March 31, 2008). The grant is also subject to the approval of the Human Resources and Compensation Committee of the Board of Directors (“HRCC”) and your execution of a grant agreement in a form presented to you by the Company. The total number of RSUs to be granted will be equal to the value of your award divided by the closing share price of HSII stock on the date of grant. The RSUs will vest at a rate of one-third on each of the first, second and third anniversaries of the date of grant and upon vest will convert into shares of HSII common stock on a one-for-one basis.

7.	Relocation: The Heidrick & Struggles Relocation Program is intended to provide financial assistance to you and your family for your upcoming move. The relocation benefits as outlined below comprise the sole and final relocation benefits package you will receive in conjunction with your move from Toronto to Chicago. It is the Company’s intent to ensure that your relocation is a seamless transition with as little inconvenience and financial burden as possible to you and your family.

a.	Relocation Allowance - You will receive a one-time lump-sum relocation allowance of $35,000.00, to be grossed-up for tax purposes, to cover the costs associated with your relocation from Toronto to Chicago. This allowance will be paid as soon as administratively feasible following your signing of this letter.

b.	Temporary Living Expenses - The Company will reimburse you for one month of temporary living expenses not to exceed $4,400.00. Eligible reimbursements will include reasonable and customary expenses for travel, ground transportation and lodging in keeping with the Company’s Travel and Entertainment policy guidelines.

c.	Rental Assistance - The Company will pay for up to twelve (12) months of rental assistance for your housing in Chicago, total amount paid not to exceed $52,800.00.

d.	Tax Gross ups - The Company will provide tax gross up assistance for all approved, non-deductible IRS qualified relocation-related expenses unless otherwise noted above. Reimbursement shall be made upon your submission of paid receipts, as approved by the Chief Human Resource Officer, to Chicago Human Resources, Attention: Caroline Werner, Human Resources Manager.

8.	Other: You will receive a cash payment of $70,000.00 on April 30, 2009 to cover your tax liability on the deemed disposition of your assets, which occurred as a result of your relocation from Canada to the United States.

9.	Benefits: You will be eligible to participate in the Company’s benefit programs to the same extent as other employees at your level. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, flexible spending accounts, the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan, and the Deferred Compensation Plan. You will also be eligible to participate in the Company's Physical Examination and Financial Planning Program. Your eligibility for all such programs and plans is determined under the terms of those programs/plans. Any discrepancy between this summary and the company’s plan documents will be resolved in favor of the plan documents. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

10.	Business Expenses: The Company will reimburse you for your business expenses in accordance with its policies.

11.	Compliance with Policies: Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically.

12.	Termination of Employment:

a.	Employment At Will: You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without cause or reason) upon written notice to the other party. A period of notice shall only be required if it is expressly provided in writing under written Company employment policies in effect at the time of such termination.

b.	No Notice Period in Case of Termination for Cause: Notwithstanding any period of notice under written Company employment policies in effect at the time of termination, the Company shall have the right to terminate your employment for Cause immediately upon written notice.

c.	Compensation Upon Termination: Upon the termination of your employment, you will be paid your Base Salary up through your last day of work (the “Termination Date”), and any other amounts required by law. Given your transition from Canada, you will continue to be eligible for a severance benefit equal to twelve months of your Base Salary plus your Target Bonus in the event the Company terminates your employment without Cause, as defined in section 11d. below.

d.	Definition of Cause: For purposes of this Agreement, “Cause” shall mean any of the following: (i) your engagement, during the performance of your duties hereunder, in acts or omissions constituting dishonesty, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) your conviction for a felony; (iii) your material violation or breach of any provision of this Agreement; (iv) your unauthorized use or disclosure of confidential information pertaining to the Company’s business; (v) your engagement in conduct causing demonstrable injury to the Company or its reputation; (vi) your unreasonable failure or refusal to perform your duties as the Company reasonably requires, to meet goals reasonably established by the Company, or to abide by the Company’s policies for the operation of its business, and the continuation thereof after the receipt by you of written notice from the Company; (vii) your illegal use of drugs or use of alcohol or intoxication on work premises, during working time, or which interferes with the performance of your duties and obligations on behalf of the Company; or (viii) your death or Disability, as hereinafter defined. For purposes of this Agreement, “Disability” shall mean that you have been unable, for six (6) consecutive months, to perform your duties under this Agreement even with accommodation, as a result of physical or mental illness or injury.

e.	Return of Materials: Upon the termination of your employment, you agree to return to the Company, all Company property, including all materials furnished to you during your employment (including but not limited to keys, computers, automobiles, electronic communication devices, files and identification cards) and all materials created by you during your employment. In addition, you agree that upon the termination of your employment you will provide the Company with all passwords and similar information which will be necessary for the Company to access materials on which you worked or to otherwise continue in its business.

13.	Confidentiality: In the course of your employment with the Company you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

14.	Non-Solicitation/Non-Competition. Without the prior written consent of the Company, during the term of your employment with the Company and for a period of twelve (12) months after the termination of your employment with the Company, either unilaterally by you or by the Company for Cause, you shall not (i) become engaged in or otherwise become interested in, as COO, Americas and/or RMP, Americas or in a role that provides or intends to provide similar services in the geographical area which you are serving currently; (ii) directly or indirectly solicit or assist any other person in soliciting any client of the Company with whom you had direct professional contact during the twelve (12) months immediately prior to the termination of your employment with the Company and during which you learned confidential information, or whose account you oversaw during your employment with the Company; (iii) directly or indirectly solicit, or assist any other person in soliciting, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates; or (iv) hire or assist another in hiring any employee of the Company or its affiliates who potentially possesses the Company or its Affiliate's Confidential Information for a position where the employee's knowledge of such information might be relevant. The provisions of this Section 14 shall be in addition to any restrictive covenants that are set forth in or otherwise required by Company benefit plans. In the case of a discrepancy between this Section and any such restrictive covenant, the more restrictive language will apply.

15.	Other Legal Matters:

a.	No Other Agreements/Obligations: You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

b.	Negotiation of Agreement: You acknowledge that you negotiated the terms of this Agreement with the Company and that you enter into this Agreement voluntarily.

c.	Applicable Legal Standards: You will be an employee of the Company’s United States operations and agree that your employment with the Company shall be governed by the laws of the United States of America and the State of Illinois.

d.

Arbitration: Any controversy or claim arising out of or relating to this Agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company’s officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association's Employment Arbitration Rules and Mediation Procedures (the “Rules”). Arbitration shall be the parties' exclusive remedy for any such controversies, claims or breaches. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. This Agreement shall be governed by the laws of the United States of America and the State of Illinois without regard to any conflict of law provisions of any jurisdiction. You and the Company hereby waive the right to pursue any claims relating to this Agreement, to your employment or to the termination thereof, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. With respect to any Claim brought to arbitration hereunder, both you and the Company shall be entitled to recover whatever damages would otherwise be available to you/it in any legal proceeding based upon the federal and/or state law applicable to the Claim, except that parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Employee. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with presenting their cases, other costs, including the fees of the mediator, the arbitrator, the cost of any record or transcript of the arbitration, and administrative fees, shall be borne equally by the parties, one-half by you, on the one hand, and one-half by the Company, on the other hand. Should either party pursue any dispute or matter covered by this section by any method other than said arbitration, then the other party shall be entitled to recover all damages, costs, expenses, and attorneys' fees incurred as a result of such action. The provisions contained in this Section shall survive the termination and/or expiration of this Agreement.

e.	Notice: All notices and other communications under this Agreement shall be in writing to you at the above-referenced address or to the Company at its Chicago Headquarters, directed to the attention of the General Counsel.

f.	Full and Complete Agreement: This letter Agreement contains our entire understanding with respect to your employment and can be amended only in writing and signed by the Chief Executive Officer or General Counsel. This Agreement supersedes any and all prior agreements, whether written or oral, between you and the Company, that are not specifically incorporated by reference herein. You and the Company specifically acknowledge that no promises or commitments have been made that are not set forth in this letter.

g.	Severability: If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

h.	Survival of Provisions: The provisions of Sections 12 (b) and (c) and 13 through 15 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

Rob, I wish you all the best in your new role and relocation to the United States.

Sincerely,

L. Kevin Kelly
Chief Executive Officer

I hereby accept the terms and conditions of employment outlined in this Agreement.

Robert Hines	Date

Copy:

K. Steven Blake, Executive Vice President & Chief Legal Officer